JEFFERSON SMURFIT CORPORATION
                      8182 Maryland Avenue
                      St. Louis, MO  63105
                                                       March 19, 1997

Dear Stockholder:

     You are cordially invited to attend our Company's 1997 Annual Meeting of Stockholders, which will be held on Thursday, May 1, 1997, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

         Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend.
Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly.

         On behalf of the Board of Directors, thank you for your continued support of Jefferson Smurfit Corporation.

                                                      Sincerely,


                                                      Michael W.J. Smurfit
                                                      Chairman of the Board

                               FRONT OF PROXY


This proxy will be voted "FOR" items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.




                               Dated________________________________, 1997





                                Please sign name or names exactly as
                                appearing on this proxy.  If signing
                                as a representative, please include
                                capacity.

                                    (OVER)

                                 BACK OF PROXY

COMMON STOCKHOLDERS
PROXY

                       JEFFERSON SMURFIT CORPORATION
                        Annual Meeting May 1, 1997


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned stockholder of Jefferson Smurfit Corporation, a Delaware corporation, appoints RICHARD W. GRAHAM, PATRICK J. MOORE and MICHAEL E. TIERNEY, or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of its stockholders to be held at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134 , on May 1, 1997 at 1:00 p.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1. Election of Directors:
   [  ]  FOR all nominees listed below (except   [  ] WITHHOLD
         as marked to the contrary below)             AUTHORITY
                                                      to vote for
                                                      all nominees
                                                      listed below

Donald P. Brennan, James S. Hoch, Michael W.J. Smurfit, James E. Terrill

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.



2.  Ratification of the appointment of Ernst & Young LLP as
    independent auditors for the Company for 1997.
     [  ]   FOR     [  ]   AGAINST     [  ]   ABSTAIN


3. On any other matter that may properly be submitted to a vote of stockholders.


(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)

       JEFFERSON SMURFIT CORPORATION

       Notice of Annual Meeting of Stockholders
       To Be Held on May 1, 1997


       NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Jefferson Smurfit Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 1, 1997, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134 to act upon the following matters which are described more fully in the accompanying Proxy Statement:

             1. The election of four directors for terms of office expiring at the annual meeting of stockholders in 2000;

             2.  The ratification of the appointment of Ernst & Young
                LLP as independent auditors of the Company for 1997; and

             3. Such other business as may properly come before the meeting and/or any adjournment thereof.

             All stockholders of record at the close of business on March 3, 1997 are entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof.

             The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of independent auditors of the Company for 1997;
and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

             Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E.
Tierney, Secretary of the Company, in writing at 8182
Maryland Avenue, St. Louis, Missouri 63105, prior to the
Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual
Meeting.

                                       By Order Of The Board Of Directors


                                       Michael E. Tierney
                                       Secretary
St. Louis, Missouri
March 19, 1997

                   JEFFERSON SMURFIT CORPORATION
                          Proxy Statement
              For 1997 Annual Meeting of Stockholders

                       GENERAL INFORMATION

             This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jefferson Smurfit Corporation, a Delaware corporation (the
"Company"), 8182 Maryland Avenue, St. Louis, Missouri 63105, for use at the 1997 Annual Meeting of Stockholders to be held on Thursday, May 1, 1997 (the "Annual Meeting"). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E. Tierney, Secretary of the Company, in writing, prior to the Annual
Meeting. Any stockholder attending the Annual Meeting may revoke his proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 3, 1997 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof. At the close of business on March 3, 1997, the Company had 110,989,156 outstanding shares of common stock (the "Common Stock").
Each share of Common Stock entitles the holder thereof to one vote.

             If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in favor of the election of the four nominees named below to the Board of Directors of the Company and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the Company for 1997. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of the Common Stock (55,494,579 shares) will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the voting power represented at the meeting and ratification of the appointment of independent auditors will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that they do not contribute to reaching the number of votes required for approval. An instruction to "abstain" from voting on the proposal to ratify the appointment of independent auditors will be treated as shares present and will have the same effect as a vote against the proposal. Broker non-votes will not be considered "entitled to vote" on the proposal to ratify the appointment of independent auditors; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

             As noted under the "Principal Stockholders" section herein, as of the close of business on March 3, 1997, Smurfit International B.V., an entity organized under the laws of The Netherlands ("SIBV"), and certain of its subsidiaries were the owner of approximately 46.5% of the outstanding Common
Stock and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and certain related entities (together, the "MSLEF II Associated Entities") were the owner of approximately 28.7% of the outstanding Common Stock. SIBV and the MSLEF II Associated Entities, acting together, by reason of their ownership of Common Stock (representing approximately 75.2%, in the aggregate, of the outstanding
Common Stock), have sufficient votes, without any additional votes, to elect the four nominees named herein, to ratify the appointment of independent auditors and to approve or defeat any other action or proposal to be taken or made at the Annual Meeting which requires the approval of a plurality or a majority of the votes represented by outstanding shares of the Common Stock. SIBV and the MSLEF II Associated Entities, which are parties to a Stockholders Agreement dated May 3, 1994 and amended January 13, 1997 (the "Stockholders Agreement"), have advised the Company that they are obligated to vote their respective shares of Common Stock FOR the four nominees of the Board of Directors named herein, and that they intend to vote their respective shares of stock FOR the ratification of the appointment of independent auditors.
SIBV is an indirect wholly-owned subsidiary of Jefferson
Smurfit Group plc, a public corporation organized under the laws of the Republic of Ireland ("JS Group"), which, through its subsidiaries, is principally an integrated manufacturer and converter of paper and board. MSLEF II is a Delaware limited partnership investment fund formed to make investments in industrial and other companies. See
"Principal Stockholders" and "Certain Transactions."

             This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about
March 19, 1997.


             PROPOSAL 1  -  ELECTION OF DIRECTORS

             The Board of Directors of the Company currently consists of ten directors. The directors are classified into three groups: four directors having terms expiring at the forthcoming Annual Meeting; three directors having terms expiring in 1998; and three directors having terms expiring in 1999.

             Set forth below is information concerning the four nominees for directorships having terms expiring at the forthcoming 1997 Annual Meeting. Donald P. Brennan, James S. Hoch, Dr. Michael Smurfit and James E. Terrill are the nominees of the Board of Directors of the Company to fill these directorships. Such nominations were made pursuant to the terms of the Stockholders Agreement. For purposes of the Stockholders Agreement, Donald P. Brennan and James S. Hoch have been designated as nominees by MSLEF II, and Dr. Michael Smurfit and James E. Terrill have been designated as nominees by SIBV. The Board of Directors of the Company recommends a vote FOR these four nominees. If elected, each nominee will serve until the annual election of directors for the year
2000 or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Donald P. Brennan, James S. Hoch, Dr. Michael Smurfit and James E. Terrill are presently members of the Board of Directors of the Company and have been approved unanimously by the Board of Directors of the Company for re-election. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees, if any, as they may select in accordance with the terms of the Stockholders Agreement.
Also set forth below is information concerning directors whose terms are not expiring this year.

Nominees for Directors to be Elected at the 1997 Annual Meeting


Name and Year
First Elected
  Director                  Principal Occupation and Other Information


Donald P. Brennan           Mr. Brennan, 56, is an Advisory Director
1989                        of Morgan Stanley & Co. Incorporated
                            ("MS&Co").  He was a Managing Director
                            of MS&Co. from 1984 to February 1996,
                            responsible for MS&Co.'s Merchant
                            Banking Division.  Mr. Brennan also
                            serves as a Director of Fort Howard
                            Corporation, ICT Group, Inc. and SITA
                            Telecommunications Holdings N.V.

James S. Hoch               Mr. Hoch, 36, joined MS&Co. in 1986 and
1997                        is a Principal in MS&Co.'s Merchant
                            Banking Division.  He is a Vice
                            President of Morgan Stanley Capital
                            Partners III, Inc. ("MSCP III, Inc.")
                            and The Morgan Stanley Leveraged Equity
                            Fund, Inc. ("MSLEF"), which is the
                            general partner of MSLEF II.  He also
                            serves as a Director of Kabelmedia
                            Holding GmbH, Nordic Aluminum, Inc.,
                            SITA Telecommunications Holdings N.V.
                            and Shuttleway.


Michael W.J. Smurfit        Dr. Smurfit, 60, has been Chairman and
1989                        Chief Executive Officer of JS Group
                            since 1977 and  has been Chairman of
                            the Board of the Company since 1989.
                            He was Chief Executive Officer of the
                            Company prior to July 1990.

James E. Terrill            Mr. Terrill, 63,  was Chief Executive
1994                        Officer from July 1996 to December 1996
                            and President and Chief Executive
                            Officer of the Company from February
                            1994 to July, 1996.  He has been Vice
                            Chairman of the Board since February
                            1997.  He served as Executive Vice
                            President - Operations of the Company
                            from August 1990 to February 1994. He
                            also served as President of SNC from
                            February 1986 to February 1993.


Members of the Board of Directors Continuing in Office with Terms
Expiring in 1998


 Name and Year
 First Elected
   Director                  Principal Occupation and Other Information


Leigh J. Abramson            Mr. Abramson, 28, joined MS&Co. in 1990
1997                         and is a Senior Associate in MS&Co.'s
                             Merchant Banking Division.  He is a
                             Vice President of MSCP III, Inc. and
                             MSLEF, which is the general partner of
                             MSLEF II.  Mr. Abramson also serves as
                             a Director of Pagemart Wireless, Inc.,
                             Pagemart, Inc. and Silgan Holdings Inc.

Richard W. Graham            Mr. Graham, 62, has been President and
1997                         Chief Executive Officer of the Company
                             since January 1997.  He was President
                             of the Company from July 1996 to
                             December 1996.  He served as Senior
                             Vice President from February 1994 until
                             July 1996.  Prior to that, he held
                             various positions in the Folding Carton
                             and Boxboard Mill Division, including
                             Vice President and General Manager from
                             February 1991 to January 1994.


G. Thompson Hutton           Mr. Hutton, 41, has been President and
1994                         Chief Executive Officer of Risk
                             Management Solutions, Inc., an
                             information services company based in
                             Menlo Park, California, since 1991.
                             Prior to that, he was a management
                             consultant with McKinsey & Company,
                             Inc. from 1986 to 1991.  He also serves
                             as a Trustee of Colorado Outward Bound
                             School.

Members of the Board of Directors Continuing in Office with Terms
Expiring in 1999


 Name and Year
 First Elected
   Director                   Principal Occupation and Other Information



Alan E. Goldberg              Mr. Goldberg, 42, has been a Managing
1989                          Director of MS&Co. since January 1988, is
                              co-head of MS&Co.'s Merchant Banking
                              Division and is a Vice Chairman of MSLEF, which is the general partner of MSLEF II, and of MSCP III, Inc. Mr. Goldberg also serves as Director of CIMIC Holdings
                              Limited, Cat Limited, Hamilton Services
                              Limited, Amerin Corporation and Amerin
                              Guaranty Corporation, Direct Response
                              Corporation and several other companies, which are also private.

Howard E. Kilroy              Mr. Kilroy, 61, was Chief Operations
1989                          Director of JS Group from 1978 until March
                              1995 and President of JS Group from
                              October 1986 until March 1995. He was a member of the Supervisory Board of SIBV from January 1978 to January 1992. He was
                              Senior Vice President of the Company for over 5 years. He retired from his executive positions with JS Group and the Company at the end of March 1995, but remains a Director of JS Group and the Company. In addition, he is Governor
                              (Chairman) of Bank of Ireland and a
                              Director of CRH plc.

James R. Thompson             Mr. Thompson, 60, is Chairman of the
1994                          Executive Committee and a Partner of
                              Winston & Strawn, a law firm that
                              regularly represents the Company on
                              numerous matters. He served as Governor of the State of Illinois from 1977 to 1991. Mr. Thompson also serves as a Director of FMC Corporation, the Chicago
                              Board of Trade,  International Advisory
                              Council of the Bank of Montreal, Prime
                              Retail, Inc., American National Can
                              Corporation, National Council on
                              Compensation Insurance, Hollinger
                              International, Inc., Union Pacific
                              Resources, Inc. and The Japan Society
                              (N.Y.).

                       BOARD AND BOARD COMMITTEE MEETINGS,
                       COMMITTEE FUNCTIONS AND COMPOSITION

          Each non-employee director receives as compensation for serving on the Board of Directors an annual fee of $35,000, a fee of $2,000 for attendance at each meeting in excess of four meetings per year and travel expenses in connection with attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation by reason of their membership on, or attendance at, meetings of the Board. The Board of Directors held four meetings in 1996.

          The Board of Directors has appointed an Audit Committee, a Compensation Committee and an Appointment Committee. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below.

          The Audit Committee is responsible for making recommendations to the Board of Directors regarding the independent auditors to be appointed for the Company, meeting with the independent auditors, the Director of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent auditors and internal auditors and reviewing and reporting on
the results of such audits to the Board of Directors.   The
members of the Audit Committee are Messrs. Abramson, Hutton, Kilroy, and Thompson. The Audit Committee held two meetings during 1996.

          The Compensation Committee is responsible for administering stock-based compensation programs (including the Company's 1992 Stock Option Plan and the Management Incentive Plan) for all participants in such programs and determining other compensation (including fringe benefits) of the Chief Financial Officer of the Company, officers and employees of the Company who are directors of the Company (other than the Chief Executive Officer) and all officers and employees of the Company whose principal employer is JS Group (including Dr. Smurfit). The Board of Directors is responsible for approving awards under any nonstock-based programs. The members of the Compensation Committee are Messrs. Abramson, Brennan and Goldberg. The Compensation Committee held one meeting during 1996.

            The Appointment Committee is responsible for determining the compensation (including fringe benefits but excluding compensation awarded pursuant to executive compensation programs) of those officers of the Company whose compensation is not determined by the Compensation Committee. The members of the Appointment Committee are Dr. Smurfit and Messrs. Goldberg, Graham and Kilroy. Mr. Graham abstains from votes concerning his own compensation. The Appointment Committee held two meetings in 1996.

          Nominations to the Board of Directors are made pursuant to the terms of the Stockholders Agreement. See "Certain
Transactions - The Stockholders Agreement."



                 PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

          The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of March 3, 1997. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                            Amount and
                                            Nature of            Percent of
Name and Address of                         Beneficial             Common
 Beneficial Owner                           Ownership               Stock

SIBV                                        51,638,462              46.5%
 Smurfit International B.V.
 Strawinskylaan 2001
 Amsterdam 1077ZZ, The Netherlands
 Attention: Rokin Corporate Services B.V.

MSLEF II Associated Entities                31,800,000              28.7%
 c/o Morgan Stanley & Co. Incorporated
 1221 Avenue of the Americas
 New York, NY  10020
 Attention:  Alan E. Goldberg

Mellon Bank, N.A., as Trustee for
First Plaza Group Trust <fn1>                 5,000,000              4.5%
 One Mellon Bank Center
 Pittsburgh, PA  15258


<fn1> Amounts shown exclude shares of Common Stock owned by
      MSLEF II, of which First Plaza Group Trust is a limited partner. If MSLEF II were to distribute its shares of Common Stock to its partners, First Plaza Group Trust would receive a number of shares based on its pro rata ownership of MSLEF II.

Security Ownership of Management

      The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of February
20, 1997 for (i) each of the directors and nominees for director, (ii) each of the Named Executive Officers (as defined below), and (iii) all directors and executive officers of the Company as a group.

                                                Shares of Common Stock
                                       Amount and
                                       Nature of                   Percent
                                       Beneficial                 of Common
Beneficial Owner                     Ownership<fn1><fn2>          Stock<fn3>

Michael W.J. Smurfit<fn4>               117,700                       0.1%
James E. Terrill<fn4>                    47,913                        --
Richard W. Graham<fn4>                   47,730                        --
Eric Priestley                              157                        --
John R. Funke                            36,307                        --
Patrick J. Moore                         10,358                        --
Howard E. Kilroy<fn4>                    42,300                        --
Leigh J. Abramson<fn5>                        0                        --
Donald P. Brennan<fn5>                        0                        --
Alan E. Goldberg<fn5>                         0                        --
James S. Hoch<fn5>                            0                        --
G. Thompson Hutton                            0                        --
James R. Thompson                           510                        --
All directors and
 executive officers as
 a group (29 persons)<fn4><fn5>         454,190                       0.4%
__________

<fn1>  Shares shown as beneficially owned include the
       number of shares of Common Stock that executive officers have the right to acquire within 60 days after February 20, 1997 pursuant to exercisable options under the Company's 1992 Stock Option
       Plan.
<fn2>  Shares shown include the number of shares of
       Common Stock held in the Company's Savings Plan, which the executive officers have the right to vote.
<fn3>  Based upon a total of 110,989,156 shares of Common
       Stock issued and outstanding.
<fn4>  Excludes shares of Common Stock owned by JS Group.
       Dr. Smurfit, Mr. Kilroy, Mr. Terrill and Mr.
       Graham own 6.0%, 0.8% and less than 0.1% and 0.1%, respectively, of the outstanding shares of JS
       Group. Dr. Smurfit is an officer and a director of JS Group and Mr. Kilroy is a director of JS
       Group.
<fn5>  Excludes shares of Common Stock owned by MSLEF II
       Associated Entities.

                               EXECUTIVE COMPENSATION

          The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the next five most highly compensated executive officers of the Company (the "Named Executive
Officers") during 1996.

                                               SUMMARY COMPENSATION TABLE

                                                                                            Long-Term Compensation
                                                                                             Awards         Payouts    All Other
                                                 Annual Compensation                       Securities         LTIP      Compen-
Name and Principal                                         1997           Other Annual     Underlying      Payouts      sation
Position                 Year   Salary($)    Bonus($)  Bonus($)<fn1>   Compensation($)    Options(#)       ($)<fn2>    ($)<fn3>


Michael W.J. Smurfit,    1996  $  834,000   $       0  $        0     $ 30,000                    0      $        0    $ 18,611
 Chairman of the Board   1995     834,000     650,437           0       30,000                    0               0      16,956
                         1994     834,000     299,084           0       30,000                    0       1,964,088      11,922

James E. Terrill,        1996     900,000           0           0       84,689              250,000               0      45,075
 Chief Executive Officer 1995     800,000     623,919           0       54,445                    0               0      35,907
 <fn4><fn5>              1994     678,333     251,029   1,000,000       52,471              319,000         346,604      26,235

Richard W. Graham,       1996     581,833           0           0        3,975              390,000               0      16,712
 President <fn4>         1995     405,000     315,931           0       12,115               10,000               0      13,601
                         1994     378,667     110,876     475,000        9,270                9,000         173,302       9,937

Eric Priestley,          1996     312,500   1,000,000           0       25,246              250,000               0           0
 Executive Vice President
 and Cheif Operating
 Officer<fn6>

Patrick J. Moore, Vice   1996     230,000     104,218           0        5,875               57,000               0       6,566
 President and Chief     1995     200,000      64,494           0        3,089                    0               0       5,095
 Financial Officer       1994     150,000      53,792     250,000            0               23,000          86,651       4,413

John R. Funke, Vice      1996     332,000           0           0       30,499                    0               0      15,376
 President <fn7>         1995     315,000     245,632           0       28,753                    0               0      12,663
                         1994     300,000     107,584     500,000       28,599               29,000         231,069      10,779



<fn1>             Amounts awarded in 1994 pursuant to the Company's
                  1994 Long-Term Incentive Plan.  These
                  awards are not due and payable until
                  April 30, 1997 and may be subject to forfeiture if the executive's employment is terminated, other than for death or disability, prior to such date.

<fn2>             Aggregate long-term incentive payment of
                  $7.67 million was made in 1994 prior to
                  consummation of the Company's initial
                  public offering of Common Stock on May 4, 1994 to a number of the Company's and its affiliates' officers, including the Named Executive Officers and officers of JS Group and its affiliates.
                  These amounts represent deferred settlement of the cancellation in 1992 of the Company's
                  1990 Long-Term Management Incentive Plan. The amount paid to the officers of JS Group and its affiliates (exclusive of Dr. Smurfit) was $1.69 million.

<fn3>             Amounts shown under "All Other Compensation" for
                  1996 include a $4,750 Company contribution
                  to the Company's Savings Plan for each Named
                  Executive Officer (other than Dr. Smurfit and Mr. Priestley) and Company-paid split-dollar term life insurance premiums for Dr. Smurfit ($18,611) and Messrs. Terrill ($40,325),
                  Graham ($11,962), Priestley ($0), Moore ($1,816)
                  and Funke ($7,804).   Mr. Funke also had
                  reportable (above 120% of the applicable federal long-term rate) earnings equal to $2,822 credited to his account under the Company's Deferred Compensation Capital Enhancement Plan.

<fn4>             Upon Mr. Terrill's retirement on December 31, 1996,
                  Mr. Terrill became Vice Chairman of the
                  Board of Directors and Mr. Graham became
                  President and Chief Executive Officer of the
                  Company.  Previously, Mr. Terrill was Chief
                  Executive Officer and Mr. Graham was President of the Company.

<fn5>             On October 24, 1996, Mr. Terrill entered into
                  a Consulting Agreement (the "Agreement"), effective January 1, 1997, to furnish consultation and advisory services to the Board of Directors of the Company, on a stand-by basis, upon the request of the Board. The Agreement provides for annual payments of $75,000 for a period of 10 years, beginning January 1, 1997.

<fn6>             Pursuant to a letter dated August 1, 1996,
                  the Company has agreed to pay Mr. Priestley a salary of $750,000 per year (pro rated for 1996) for a period of 2 years beginning on the commencement date of his employment. Mr.
                  Priestley's employment arrangement can only be terminated by the Company for cause or in the event that Mr. Priestley quits, dies or becomes permanently disabled. In addition, pursuant to the letter, the Company paid Mr.
                  Priestley a one-time signing bonus of
                  $1,000,000, which amount was deferred pursuant to the terms of the Company's Deferred Compensation Plan.

<fn7>             Mr. Funke will retire as of May 1, 1997.

Option Grants in Last Fiscal Year -- The following table provides information concerning stock options granted to the Named Executive Officers during 1996.

                                     OPTION GRANTS IN 1996

                  Number of                                                   Potential Realizable Value
                  Securities      % of Total                                    at Annual Rates of
                  Underlying     Options Granted  Exercise or                  Stock Price Appreciation
                    Options      to Employees     Base Price    Expiration    for Option Term ($)<fn1>
Name                Granted      in Fiscal Year  ($ Per Share)    Date           5%           10%


Michael W.J. Smurfit        0           N/A              N/A           N/A            N/A           N/A
James E. Terrill      250,000          16.7%          $13.00      10/23/08     $2,586,533   $ 6,949,892
Richard W. Graham     390,000          26.0%          $13.00      10/23/08     $4,034,992   $10,841,832
Eric Priestley        250,000          16.7%          $13.00      10/23/08     $2,586,533   $ 6,949,892
Patrick J. Moore       57,000           3.8%          $13.00      10/23/08     $  589,730   $ 1,584,575
John R. Funke               0           N/A              N/A           N/A            N/A           N/A


<fn1>        The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange
             Commission's executive compensation disclosure rules.  Actual gains, if any, on stock option exercises depend on future performance of the
             Common Stock and overall stock market conditions.  No assurance can be made that the amounts reflected in these columns will be achieved.

As of December 31, 1996, there were 8,049,306 shares of Common Stock reserved for issuance under the Company's 1992 Stock Option Plan, including 931,833 shares available for future grants.

Option Exercises and Year-End Value Table -- The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of the end of 1996.


  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                        Number of
                                                                  Securities Underlying        Value of Unexercised
                                 Shares                             Unexercised Options        In-the-Money Options
                               Acquired on       Value            at January 1, 1997 (#)       at January 1, 1997($)<fn1>
     Name                      Exercise(#)     Realized($)        Exercisable/Unexercisable  Exercisable/Unexercisable


Michael W.J. Smurfit               0                N/A            102,600 / 923,400           $622,013 / $5,598,113
James E. Terrill                   0                N/A             18,100 / 731,900            109,731 /  2,889,644
Richard W. Graham                  0                N/A              9,100 / 490,900             55,169 /  1,722,956
Eric Priestley                     0                N/A                  0 / 250,000                  0 /    765,625
Patrick J. Moore                   0                N/A              4,500 / 120,500             27,281 /    502,031
John R. Funke                      0                N/A             12,100 / 137,900             73,356 /    763,519


<fn1>       The closing market value of the Common Stock on
            December 31, 1996 was $16.06 per share. On that date, the exercise prices per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.63.

Pension Plans

Salaried Employees' Pension Plan and Supplemental Income
Pension Plan

       The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. Effective May 1, 1996, the previous SIP plans (SIP I and SIP II) were merged into the surviving SIP. The benefit formula was changed to 2.5% of earnings times service up to 20 years, plus 1% of earnings times service in excess of 20 years. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the Management Incentive Plan, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of SIP, final average earnings equals the participant's average earnings, including bonuses under the Management Incentive Plan, for the five consecutive highest-paid calendar years of the participant's last 10
years of service.   SIP recognizes all years of credited
service.

       The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of the Company.

 Renumeration                                                                                      Each year
 Final Average                                                                                   in excess of
  Earnings            5 years          10 years           15 years         20 years                20 years

$  200,000           $ 25,000          $ 50,000           $ 75,000         $  100,000                    *
   400,000             50,000           100,000            150,000            200,000                    *
   600,000             75,000           150,000            225,000            300,000                    *
   800,000            100,000           200,000            300,000            400,000                    *
 1,000,000            125,000           250,000            375,000            500,000                    *
 1,200,000            150,000           300,000            450,000            600,000                    *
 1,400,000            175,000           350,000            525,000            700,000                    *
 1,600,000            200,000           400,000            600,000            800,000                    *
 1,800,000            225,000           450,000            675,000            900,000                    *
 2,000,000            250,000           500,000            750,000          1,000,000                    *


*An additional 1% of earnings is accrued for each year in excess of 20 years.


       Dr. Smurfit and Messrs. Terrill, Graham, Priestley, Moore and Funke, participate in SIP and have 41, 25, 38, 1, 10 and
20 years of credited service, respectively. Current average earnings as of December 31, 1996, for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,123,110); Mr. Terrill ($896,575); Mr. Graham ($506,871); Mr. Priestley ($750,300); Mr. Moore ($231,831); and Mr. Funke ($414,458).

                     REPORT OF THE COMPENSATION COMMITTEE
                         AND APPOINTMENT COMMITTEE ON
                             EXECUTIVE COMPENSATION

       Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph shall not be deemed to be incorporated by reference into any such filings.

       The Compensation Committee (the "Committee") consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. The Appointment
Committee consists of four members of the Company's Board of Directors, two of whom are current officers or employees of the Company and one of whom is a former officer of the Company (see below). These committees oversee the administration of executive compensation programs and determine the compensation of the executive officers, including the Named Executive Officers. See "Board and Board Committee Meetings, Committee Functions and Composition" above for a description of the allocation of responsibilities between these committees.

       The goals of the Company's executive compensation program are: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

       In determining base salaries for each of the Named
Executive Officers, as well as other executive officers, consideration is given to national and local salary surveys and the results of an informal, internal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size.

       The Company's executive officers, as well as other key employees of the Company, participate in an annual management incentive plan (the "MIP"), with awards based upon the attainment of pre-established individual goals and profit targets for the Company.

       Each fiscal year the Committee considers the desirability of granting awards under the Company's 1992 Stock Option Plan to executive officers, including the Named Executive
Officers. In determining the amount and nature of awards under the Plan to executive officers other than the Chief
Executive Officer, the Committee takes into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. Stock options awarded to the Chief Executive Officer are established separately. The Committee believes that past grants of stock options have successfully focused the Company's senior management on building profitability and shareholder value.

       Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1,000,000 per person a publicly held corporation's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four other highest paid executive officers to the extent such compensation is not "performance-based" within the meaning of Section 162(m).
Section 162(m) does not apply to the Company for the 1996 tax year because the Company is not "publicly held" as defined for this purpose in the Code. The Company has historically set compensation and bonuses based upon performance, and the Company intends to continue this practice. At such time as
Section 162(m) becomes applicable to the Company, the committees will, in general, seek to qualify compensation paid to its executive officers for deductibility under
Section 162(m) although the committees believe it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the committees' judgment, it is in the Company's best interest to do so.

CEO Compensation

       Mr. Terrill's salary as the Chief Executive Officer was set by the Appointment Committee. Mr. Terrill's salary was based on an informal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. Based on this assessment, the Chief Executive Officer was awarded a base salary for 1996 of $900,000. Pursuant to the terms of the MIP, he did not receive a performance based incentive award for 1996.
Mr. Terrill was awarded 250,000 stock options in 1996 in accordance with the general award policies described above.

       The Appointment Committee undertakes the responsibility for reviewing the salary level and the overall compensation of the Chief Executive Officer based upon a periodic review of peer group companies, the performance of the Company in relation to its peers and the performance of the individual. The evaluation recognizes the major role of the Chief Executive Officer in strategic initiatives to be accomplished by the Company, including cost savings measures instituted under the tenure of the Chief Executive Officer; growth in the market price for the Company's securities; and favorable corporate developments for increased sales volume. Mr. Terrill abstained from votes concerning his own compensation.

       Submitted by the Compensation Committee and the Appointment Committee of the Company's Board of Directors.

    Compensation Committee                     Appointment Committee
        D.P. Brennan                                M.W.J. Smurfit
        A.E. Goldberg                               H.E. Kilroy
        L.J. Abramson                               R.W. Graham
                                                    A.E. Goldberg

COMPENSATION/APPOINTMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Company's Compensation Committee (the current members of which are Messrs. Abramson, Brennan and Goldberg) was, during the year ended December 31, 1996, an officer, former officer or employee of the Company or any of its subsidiaries. With regard to the Appointment Committee of the Company (the current members of which are Messrs. Goldberg, Graham and Kilroy and Dr. Smurfit), Mr. Graham and Dr. Smurfit are currently officers of the Company and Mr. Kilroy is a former officer of the Company. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation or Appointment Committees, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation or Appointment Committees, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1996.

                   STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Common Stock, the S&P 500 Index and an index of a peer group of paper companies for the period from May 4, 1994, the date on which the Common Stock commenced trading on the Nasdaq Stock Market, until December 31, 1996. The peer group index comprises the following 11 medium to large sized companies whose primary business is the manufacture and sale of paper products: Chesapeake Corporation, Gaylord Container Corporation, Georgia Pacific Corporation, International
Paper, Rock-Tenn Company, Sonoco Products Company, Stone
Container Corporation, Temple-Inland Inc., Union Camp
Corporation, Weyerhaeuser Company and Willamette Industries,
Inc. The graph assumes the value of an investment in the Common Stock and each index was $100.00 at May 4, 1994 and that all dividends were reinvested.

               Cumulative Total Return
        (from May 4, 1994 to December 31, 1996)




                    [PERFORMANCE GRAPH]




  Jefferson Smurfit Corporation       S&P 500 Index          Peer Group

                                 May 4,       December 31,     December 31,      December 31,
                                  1994            1994              1995             1996

Jefferson Smurfit Corporation   $100.00         $130.77           $ 73.08          $ 123.55
S&P 500 Index                    100.00          105.91            145.71           179.16
Peer Group                       100.00          109.21            116.41           129.79


CERTAIN TRANSACTIONS


         Net sales by the Company to JS Group, its subsidiaries and its affiliates were $34 million for the year ended December
31, 1996. Net sales by JS Group, its subsidiaries and its affiliates to the Company were $64 million for the year ended
December 31, 1996.  Product sales to and purchases from JS
Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

         The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The elective services provided include, but are not limited to, management information services, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management services, the Company is paid a negotiated fee, which amounted to approximately $1 million for 1996. In consideration for elective services provided in 1996, the Company received reimbursements of approximately $4 million in 1996. In addition, the Company paid JS Group and its affiliates less than $1 million in 1996 for certain other services.

         In October 1991, an affiliate of JS Group completed a rebuild of the No. 2 paperboard machine owned by it, located in Jefferson Smurfit Corporation (U.S.)'s ("JSC (U.S.)") Fernandina Beach, Florida paperboard mill (the "Fernandina Mill"). Pursuant to the Fernandina Operating Agreement, JSC (U.S.) operates and manages the machine, which is owned by a subsidiary of SIBV. As compensation to JSC (U.S.) for its services, the affiliate of JS Group agreed to reimburse JSC (U.S.) for production and manufacturing costs directly attributable to the No. 2 paperboard machine and to pay JSC (U.S.) a portion of the indirect manufacturing, selling and administrative costs incurred by JSC (U.S.) for the entire Fernandina Mill. The compensation is determined by applying various formulas and agreed upon amounts to the subject costs. The amounts reimbursed to JSC (U.S.) totaled $54 million in 1996.

The Stockholders Agreement

         Pursuant to the Stockholders Agreement among MSLEF II, SIBV, the Company and certain other parties, SIBV and the MS Holders (as defined in the Stockholders Agreement) shall vote their shares of Common Stock subject to the Stockholders Agreement to elect as directors of the Company a certain number of individuals selected by SIBV and a certain number of individuals selected by MSLEF II, with such numbers varying, depending on the amount of Common Stock collectively owned by the MS Holders, the amount of Common Stock owned by SIBV and the magnitude of the Initial Return (as defined in the Stockholders Agreement) received by the MS Holders on their investment of Common Stock. Currently, the Company's Board of Directors consists of five directors selected by MSLEF II (one of whom is not affiliated with MSLEF II or the Company) and five directors selected by SIBV (one of whom is not affiliated with SIBV or the Company). Pursuant to the Stockholders Agreement, SIBV and MSLEF II have agreed to ensure the Board of Directors will consist of only ten directors (unless they otherwise agree). Depending on the amount of Common Stock collectively owned by the MS Holders and the magnitude of the Initial Return received by the MS Holders on their investment of Common Stock, approval of certain specified actions of the Board shall require certain approval as specified in the Stockholders Agreement.



              PROPOSAL 2 - RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT AUDITORS


         Upon the recommendation of the Company's Audit Committee, Ernst & Young LLP, independent auditors of the Company since
July 1982, have been appointed by the Board of Directors of the Company as independent auditors for the Company for the fiscal year ending December 31, 1997. This selection is being presented to the stockholders for ratification. The
Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.


OTHER MATTERS

         Management does not know of any other business which may
be considered at the Annual Meeting.   However, if any
matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.


         The entire expense associated with preparing, assembling and mailing this Proxy Statement and with the solicitation of proxies by the Board of Directors of the Company will be borne by the Company. In addition to solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies for use at the Annual Meeting by personal interview, by telephone or by telegraph. Directors, officers and other employees of the Company will receive no additional compensation for soliciting such proxies for use at the Annual Meeting. It is anticipated that the telephone and telegraph charges so incurred will be minimal.


STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

         Stockholder proposals submitted for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Michael E. Tierney, Secretary,
Jefferson Smurfit Corporation, 8182 Maryland Avenue, St.
Louis, Missouri 63105 no later than December 1,  1997.

                                        By Order Of The Board Of Directors


                                        MICHAEL E. TIERNEY
                                        Secretary

March 19, 1997